As filed with the Securities and Exchange Commission on January 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5610118
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address, including zip Code, of Principal Executive Offices)

Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan

(Full title of the plan)

Leonard M. Tannenbaum

Chief Executive Officer

Fifth Street Asset Management Inc.

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(203) 681-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrea S. Rattner, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Tel: (212) 969-3000

Fax: (212) 969-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Class A common stock, par value $0.01 per share	6,924,218	(3)	$13.80	$95,554,208	$11,104

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the registrant’s Class A common stock, par value $0.01 per share (“Common Stock”), that may become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant's outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on January 21, 2015.

(3)	Represents an automatic increase in the number of shares of the registrant’s Common Stock available for issuance under the “evergreen” provision of the 2014 Omnibus Incentive Plan (the “Plan”) effective January 1, 2015. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 28, 2014 (File No. 333-199649).

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the registrant is filing this Registration Statement on Form S-8 with the SEC for the purpose of registering an additional 6,924,218 shares of Common Stock of the registrant reserved for issuance under the Plan, which additional shares of Common Stock have been authorized by the registrant's Board of Directors. These additional shares of Common Stock are additional securities of the same class as other securities for which an original registration statement (File No. 333-199649) on Form S-8 was filed with the SEC on October 28, 2014. These additional shares of the registrant’s Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares of Common Stock that may be issued or used pursuant to the Plan will be increased on January 1 of each year, until and including January 1, 2024, pursuant to a specified formula.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Greenwich, State of Connecticut, on January 23, 2015.

FIFTH STREET ASSET MANAGEMENT INC.

By:	/s/ Leonard M. Tannenbaum
Leonard M. Tannenbaum
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Leonard M. Tannenbaum and Bernard D. Berman, and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Leonard M. Tannenbaum	Chairman, Chief Executive	January 23, 2015
	Leonard M. Tannenbaum	Officer and Director
(Principal Executive Officer)

By:	/s/ Bernard D. Berman	Co-President, Chief Compliance	January 23, 2015
	Bernard D. Berman	Officer and Director

By:	/s/ Alexander C. Frank	Chief Operating Officer and
	Alexander C. Frank	Chief Financial Officer	January 23, 2015
(Principal Financial Officer)

By:	/s/ Steven M. Noreika	Chief Accounting Officer	January 23, 2015
	Steven M. Noreika	(Principal Accounting Officer)

By:	/s/ David J. Anderson	Director	January 23, 2015
David J. Anderson

By:	/s/ Wayne Cooper	Director	January 23, 2015
Wayne Cooper

By:	/s/ Mark J. Gordon	Director	January 23, 2015
Mark J. Gordon

By:	/s/ Thomas L. Harrison	Director	January 23, 2015
Thomas L. Harrison

By:	/s/ Frank C. Meyer	Director	January 23, 2015
Frank C. Meyer

 INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

5.1	Opinion of Proskauer Rose LLP

23.1	Consent of CohnReznick LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Form S-8)